Exhibit 10.1.2

AMENDMENTS

TO THE

CONSOLIDATED EDISON RETIREMENT PLAN

AUSTERITY RETIREMENT PLAN AMENDMENTS

FOR CONSOLIDATED EDISON COMPANY OF NEW YORK, INC. AND

ORANGE AND ROCKLAND UTILITIES, INC.

DATED: September 29, 2009

Effective July 1, 2009 for Consolidated Edison Company of New York, Inc.

Effective August 1, 2009 for Orange and Rockland Utilities, Inc.

Pursuant to resolutions of the Board of Trustees of Consolidated Edison Company of New York, Inc. (“CECONY”), the Board of Directors of Orange and Rockland Utilities, Inc. (“O&R”) and the Board of Directors of Consolidated Edison, Inc. (“CEI”) dated, approved and adopted on May 13, 2009, and June 18, 2009, the undersigned hereby approves the amendments to the Retirement Plan, as set forth below.

1. The, Introduction, is amended by adding the following paragraph immediately before the last paragraph in the Introduction:

On April 21, 2009, the Public Service Commission of New York State issued an “Order Setting Rates” reflecting a proposed downward adjustment to the revenue requirement of CECONY amounting to $60 million (“April ’09 Austerity Order”). In response to the April ’09 Austerity Order, CECONY adopted certain austerity measures, including a temporary salary reduction for CECONY management employees in salary bands three and above, including employees in band numbers 63 up to and including 66, as well as officers (“CECONY Austerity Affected Participants”). CECONY decided that the temporary salary reductions should not have an adverse effect on the long-term pension allowances of CECONY Austerity Affected Participants. Without the Austerity Retirement Plan Amendment, CECONY feared unanticipated and unexpected increases in retirements by CECONY Austerity Affected Participants.

Also, on May 15, 2009, the PSC issued an order (“May ’09 Austerity Order”) directing each major electric and gas utility in New York to examine its capital expenditures, operation and maintenance expenses, and any other areas over which the utility may have discretion in order to identify costs that may be reduced without impairing the ability to provide safe and adequate service. Pursuant to the May ’09 Austerity Order, O&R adopted certain Austerity Measures, including: (i) a temporary salary freeze for O&R officers and management employees through June 30, 2010, and (ii) certain amendments that would apply to O&R officers and management employees participating in the Retirement Plan (“O&R Austerity Affected Participants”).

2. Article I, Definitions, Section 1.06(b), Annual Basic Straight-Time Compensation, is amended solely to clarify that a CEI Participant’s annual rate of salary is determined at the end of each calendar quarter instead of each calendar year so that the changed sentences read as follows:

(b) … For a CEI Participant, his or her regular stated annual rate of salary in his or her last pay period in each calendar quarter, determined prior to any Pre-Tax Contributions, excluding premium pay, overtime pay, payments under deferred compensation, incentive, or other employer benefit or compensation plans, and all other forms of special pay. If a CEI Participant is covered by a collective bargaining agreement, his or her Annual Basic Straight Time Compensation means his or her hourly rate of pay at the end of each calendar quarter times 520 hours.

3. Article I, Definitions, Section 1.06, Annual Basic Straight-Time Compensation, is amended to add subsections 1.06(c), 1.06(d) and 1.06(e) to read as follows:

(c) Because of the Austerity Measures and only during the CECONY Austerity Period, for a CECONY Austerity Affected Participant, Annual Basic Straight-Time Compensation is his or her regular stated annual rate of salary determined on either (i) the last pay period in calendar year 2009 or, if greater, (ii) at the end of June 2009. If the June 2009 salary rate is higher than a later salary rate, the June 2009 salary rate will be taken into account only if it is higher on account of Austerity Measures.

(d) Because of the Austerity Measures and only during the CECONY Austerity Period, for a CEI Participant who is a CECONY Austerity Affected Participant, Annual Basic Straight-Time Compensation is his or her regular stated annual rate of salary determined on either (i) the last pay period in each calendar quarter or, if greater, (ii) in the last pay period of June 2009. If the June 2009 salary rate is higher than the salary rate at the end of a later calendar quarter, the June 2009 salary rate will be taken into account only if it is higher on account of Austerity Measures.

(e) Because of the Austerity Measures and only during the O&R Austerity Period, for a CEI Participant who is an O&R Management Employee of O&R, Annual Basic Straight-Time Compensation in the first two calendar quarters of 2010 is the salary rate he or she would have received but for the Austerity Measures. If the CEI Participant is an O&R Management Employee and, at the end of the Austerity Period, receives an increase in his or her salary rate, the increased rate will be deemed to have occurred in January 2010 or April 2010, or when it would have otherwise occurred but for the Austerity Measures.

4. Article I, Definitions, Section 1.08, Annual O&R Management Compensation, is amended to add a new paragraph at the end to read as follows:

Because of the Austerity Measures and only during the O&R Austerity Period, for an O&R Management Participant, Annual O&R Management Compensation means his or her regular remuneration except that, if and when an Affected O&R Management Participant receives a salary increase, he or she will be treated as if the salary was increased in January 2010 or April 2010, when it would have otherwise occurred but for the Austerity Measures. The result is that the O&R Management Participant’s Annual O&R Management Compensation for 2010 will not be his or her regular remuneration but his or her regular remuneration plus the amount of the increase, if any, taken into account earlier than the date actually received in 2010.

5. Article I, Definitions, is amended by adding the following definitions in alphabetical order and renumbering Article I as required.

1.0XX Austerity Measures mean, for CECONY, certain measures taken in response to the April ’09 Austerity Order, including a temporary salary reduction for CECONY Management Employees in salary bands three and above as well as officers. Austerity Measures means, for O&R, certain measures taken in response to the May ’09 Austerity Order, including a temporary salary freeze for O&R Management Employees as well as officers.

1.0xXX CECONY Austerity Affected Participant is a CECONY management employee in salary bands three and above, including employees in band numbers 63 up to and including 66, as well as officers.

1.0XX CECONY Austerity Period for CECONY begins on July 1, 2009 and ends on June 30, 2010.

1.0XX O&R Austerity Period for O&R begins on August 1, 2009 and ends on June 30, 2010.

IN WITNESS WHEREOF, the undersigned has executed this instrument this 29th day of September, 2009.

/s/ Mary Adamo
Mary Adamo
Vice President—Human Resources and
Plan Administrator of the Consolidated Edison Retirement Plan

5